UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 2, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-32878	75-2896356
(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

Appointment of Interim CEO and Retirement of CEO

On July 2, 2012, Penson Worldwide, Inc. (the “Company”) announced that Daniel P. Son, Co-Founder and Vice Chairman of the Board of Directors of the Company, has been appointed interim Chief Executive Officer of the Company, effective July 16, 2012 (the “Effective Date”). Also on July 2, 2012, the Company announced the retirement of Philip A. Pendergraft as the Chief Executive Officer and Director of the Company, to be effective on the Effective Date. Following his retirement, Mr. Pendergraft will serve as the non-executive Chairman of the Board of Directors of Penson Financial Services, Inc. and Nexa Technologies, Inc., two of the Company’s subsidiaries. Mr. Pendergraft will not receive any compensation for his services up to 20 hours per month as the non-executive Chairman of these subsidiaries.

Mr. Son, age 72, has served as a member of the Company’s Board of Directors since its inception. Mr. Son served as President of the Company from September 2000 until his retirement from that position effective August 31, 2010. Prior to September 2000, he served as President and a member of the Board of Directors of the Company’s predecessor entities. Mr. Son has over 40 years of brokerage operations and clearing experience and has started three clearing operations in the last 20 years. Mr. Son holds a B.B.A. in accounting from Southern Methodist University.

Mr. Son’s compensation will be unchanged from the arrangements currently in place under his existing consulting agreement and retirement agreement. Effective September 1, 2010, the Company entered into a consulting agreement with Holland Consulting, LLC, a company controlled by Mr. Son, and a retirement agreement with Mr. Son that set forth the terms of his severance. The materials terms of these agreements are described in the Company’s proxy statement filed on March 26, 2012 which is incorporated herein by reference and qualified in their entirety by copies of the retirement agreement and the consulting agreement, which were filed as Exhibit 10.1 and Exhibit 10.2, respectively, to a Quarterly Report on Form 10-Q filed on November 9, 2010.

Separation Agreement

On July 2, 2012, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Pendergraft which will become effective on the Effective Date. Pursuant to the Separation Agreement and in accordance with the terms of his existing Amended and Restated Employment Agreement, dated December 31, 2008, as amended, Mr. Pendergraft is entitled to receive a cash severance payment in the amount of $600,000.00 (the “Severance Payment”). The Severance Payment is conditioned upon the execution by Mr. Pendergraft of a general release (the “Release”) of all his claims against the Company and its subsidiaries. Under the terms of the Separation Agreement, the Severance Payment will be paid as follows: (i) $300,000.00 will be paid within five (5) business days following the effective date of the Release, and (ii) the remaining $300,000 will be paid over a 12-month period thereafter in equal installments on each successive regular pay date of the Company. Mr. Pendergraft will also be reimbursed for continuing health care insurance coverage for himself and his dependents under COBRA for the 12-month severance period.

The foregoing description of the Separation Agreement is a summary only and qualified in its entirety by a copy of such agreement to be filed by the Company as an exhibit to its periodic reports pursuant to Regulation S-K of the Securities and Exchange Act of 1934, as amended.

On July 2, 2012, the Company issued a press release announcing the appointment and retirement as described above, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Incentive Plan

On July 2, 2012, the Board of Directors of the Company approved an incentive plan for two of the Company’s executive officers: Richard B. McCain (Bart McCain), Interim Chief Financial Officers of the Company, and Andrew B. Koslow, Executive Vice President, General Counsel, Secretary of the Company. The incentive payments are payable on each payroll date in successive equal installments through December 2012. Each such installment will be paid only if the officer remains in service through the payment date of that installment; provided, however, that upon a termination of the officer’s service by the Company other than for cause prior to December 31, 2012, such officer will be paid all remaining installments in a lump sum.

The following table sets forth the aggregate amount of incentive payments that may be paid to each officer under the foregoing plan:

Executive Officer	Incentive Payment Amount
Richard B. McCain (Bart McCain), Chief Financial Officer	$80,208.38
Andrew B. Koslow, Executive Vice President, General Counsel, Secretary	$233,333.33

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated July 2, 2012 of Penson Worldwide, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: July 3, 2012	By:	/s/ Philip A. Pendergraft
Philip A. Pendergraft
Chief Executive Officer